EXHIBIT 23.1

CONSENT OF BLACKMAN KALLICK BARTLESTEIN LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form SB-2/A and related prospectus of Think Partnership Inc. for the registration of 23,625,301 shares of its common stock and to the incorporation therein of (A) our report, dated March 24, 2006, with respect to the financial statements of Think Partnership Inc. as of December 31, 2005 and 2004 and for the years then ended, (B) our report dated April 20, 2006, with respect to the financial statements of Morex Marketing Group, LLC as of December 31, 2005 and 2004 and for the years then ended, and (C) our report dated April 20, 2006, with respect to the financial statements of Catamount Group, LLC, Catamount Management, LLC and Plan Bee, LLC as of December 31, 2005 and 2004 and for the years then ended.

/s/ Blackman Kallick Bartelstein LLP
Blackman Kallick Bartelstein LLP
Chicago, Illinois

April 21, 2006